Filed pursuant to Rule 424(b)(2)

Registration No. 333-162962

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.500% Senior Notes due 2021	$500,000,000	$58,050
(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To prospectus dated November 6, 2009)

$500,000,000

VIACOM INC.

4.500% Senior Notes due 2021

The senior notes due 2021 (the “senior notes”) will bear interest at 4.500% per year and will mature on March 1, 2021. We will pay interest on the senior notes semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2011. We may redeem the senior notes, in whole or in part, at any time and from time to time at a redemption price equal to the principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. If we experience a change of control repurchase event and have not otherwise elected to redeem the senior notes, we will make an offer to each holder of the senior notes to repurchase all or any part of such holder’s senior notes as described under the caption “Description of the Senior Notes — Purchase of Senior Notes upon a Change of Control Repurchase Event.” The senior notes do not provide for a sinking fund.

The senior notes will be unsecured senior obligations of Viacom Inc. and will rank equally with Viacom Inc.’s other existing and future unsecured senior obligations.

        Investing in the senior notes involves risks that are described in the “Risk Factors” sections of our Transition Report on Form 10-K for the nine months ended September 30, 2010 (our “2010 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010 (our “Q1 2011 Form 10-Q”), and on page S-5 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Viacom (before expenses)
Per Senior Note(1)	98.320%	0.450%	97.870%
Total	$491,600,000	$2,250,000	$489,350,000

(1)	Plus accrued interest, if any, from February 22, 2011 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the senior notes will be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Luxembourg or Euroclear, against payment in New York, New York on or about February 22, 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Co-Managers

Mizuho Securities USA Inc.	UBS Investment Bank

Goldman, Sachs & Co.	SMBC Nikko

Banca IMI	The Williams Capital Group, L.P.	US Bancorp

The date of this prospectus supplement is February 14, 2011

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission on November 6, 2009. Under the shelf registration process, from time to time, we may offer and sell debt securities, preferred stock, warrants representing rights to purchase our debt securities or preferred stock, our class A common stock, or our class B common stock, or any combination thereof, in one or more offerings.

In this prospectus supplement we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise. References to “securities” include any security that we might offer under this prospectus supplement and the accompanying prospectus. References to “$” and “dollars” are to United States dollars.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or in any free writing prospectus is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

Some of the market and industry data contained or incorporated by reference in this prospectus supplement are based on independent industry publications or other publicly available information, while other information is based on internal studies. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified. As a result, you should be aware that the market and industry data contained in this prospectus supplement, and beliefs and estimates based on such data, may not be reliable.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, events, objectives, plans and goals and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in our markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in our results due to the timing, mix and availability of our motion pictures; economic conditions generally, and in advertising and retail markets in particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including our 2010 Form 10-K, reports on Form 10-Q and Form 8-K and in the section entitled “Risk Factors” on page S-5 of this prospectus supplement. The forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the dates of the respective documents, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

S-ii

SUMMARY

The following is a summary of certain information explained in more detail elsewhere in or incorporated by reference into this prospectus supplement. In addition to this summary, you should read the entire document carefully, including (1) the risks relating to Viacom’s businesses discussed in the “Risk Factors” sections of our 2010 Form 10-K and our Q1 2011 Form 10-Q and the risks relating to investing in the senior notes discussed on page S-5 of this prospectus supplement, and (2) the consolidated financial statements and the related notes thereto in our 2010 Form 10-K and the unaudited consolidated financial statements and the related notes thereto in our Q1 2011 Form 10-Q, each of which is incorporated by reference herein.

Viacom Inc.

Viacom is home to the world’s premier entertainment brands. Through its BET Networks, MTV Networks and Paramount Pictures divisions, Viacom connects with audiences through compelling content across television, motion picture, online and mobile platforms in more than 160 countries and territories. With approximately 170 media networks reaching more than 600 million global subscribers, Viacom’s leading brands include MTV®, VH1®, CMT®, Logo®, BET®, CENTRIC®, Nickelodeon®, Nick Jr.®, TeenNickTM, Nicktoons®, Nick at NiteTM, COMEDY CENTRAL®, TV Land®, Spike TV® and Tr3s®. Paramount Pictures®, America’s oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates more than 500 branded digital media properties, including several of the world’s most popular destinations for entertainment, community and casual online gaming.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our website is www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes, see “Description of the Senior Notes” on page S-8 of this prospectus supplement.

Issuer	Viacom Inc.

Securities offered	$500,000,000 aggregate principal amount of 4.500% senior notes due 2021.

Maturity	The senior notes will mature on March 1, 2021.

Interest	Interest on the senior notes will accrue at the rate of 4.500% per year, payable semi-annually in cash in arrears on each March 1 and September 1, beginning on September 1, 2011.

Ranking	The senior notes will be unsecured senior obligations of Viacom Inc. and will rank equally with all of Viacom Inc.’s existing and future unsecured senior obligations. As of December 31, 2010, Viacom Inc. had approximately $6.32 billion of indebtedness outstanding as senior notes and senior debentures, and no amounts were outstanding under its commercial paper program or revolving credit facility due 2013.

The senior notes will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. As of December 31, 2010, our direct and indirect subsidiaries had $432 million of indebtedness outstanding, including capital lease obligations.

Sinking fund	None.

Optional redemption	We may redeem the senior notes, in whole or in part, at any time and from time to time at a redemption price equal to the principal amount plus the applicable premium, if any, and accrued and unpaid interest to the redemption date. See “Description of the Senior Notes — Optional Redemption.”

Repurchase upon a change of control repurchase event	Upon the occurrence of both a change of control of Viacom Inc. and a downgrade of the senior notes below an investment grade rating by each of Moody’s Investors Service Inc., Standard & Poor’s Ratings Services and Fitch Ratings Ltd. within a specified period, we will make an offer to repurchase all or any part of each holder’s senior notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Senior Notes — Purchase of Senior Notes upon a Change of Control Repurchase Event.”

Certain covenants	We will issue the senior notes under an indenture that will, among other things, limit our ability to:

•	consolidate, merge or sell all or substantially all of our assets;

•	create liens; and

•	enter into sale and leaseback transactions.

All of these limitations will be subject to a number of important qualifications and exceptions. See “Description of the Senior Notes.”

Use of proceeds	We intend to use the proceeds from this offering, after deducting underwriting discounts and commissions and our other fees and expenses related to this offering, to finance the partial tender offer for up to $500 million of our outstanding 6.25% senior notes due 2016 pursuant to an offer to purchase dated February 14, 2011 and, to the extent that any proceeds remain, for general corporate purposes, including the potential repayment of any borrowings under our revolving credit facility due 2013 or other outstanding indebtedness. See “Use of Proceeds.”

Conflicts of interest	Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC are, and affiliates of certain other underwriters may be, lenders under our revolving credit facility due 2013. As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to repay a portion of any borrowings outstanding under our revolving credit facility due 2013. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated.

Governing law	The senior notes and the indenture under which they will be issued will be governed by New York law.

Risk factors	See the risks that are described in the “Risk Factors” sections of our 2010 Form 10-K and our Q1 2011 Form 10-Q, and on page S-5 for a discussion of the factors you should consider carefully before deciding to invest in the senior notes.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our summary selected consolidated financial data. The summary selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes thereto and the related “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2010 Form 10-K and in our Q1 2011 Form 10-Q, each of which is incorporated by reference herein. The unaudited consolidated statement of earnings data for the three months ended December 31, 2010 and 2009 and the unaudited balance sheet data as of December 31, 2010 are derived from our Q1 2011 Form 10-Q and have been prepared on a basis consistent with our audited consolidated financial statements.

Consolidated Statement of Earnings Data

(in millions, except per share amounts)

	Quarter Ended December 31,		Nine Months Ended September 30, 2010	Year Ended December 31,
	2010	2009		2009	2008
	(unaudited)	(unaudited)
Revenues	$3,828	$4,019	$9,337	$13,257	$13,947
Operating income	$1,040	$1,141	$2,207	$3,045	$2,562
Net earnings from continuing operations (Viacom and noncontrolling interests)	$629	$691	$1,185	$1,655	$1,274
Net earnings from continuing operations attributable to Viacom	$620	$724	$1,175	$1,678	$1,257
Net earnings from continuing operations per share attributable to Viacom:
Basic	$1.03	$1.19	$1.93	$2.76	$2.01
Diluted	$1.02	$1.19	$1.92	$2.76	$2.01
Weighted average number of common shares outstanding:
Basic	603.4	607.4	608.0	607.1	624.7
Diluted	608.0	609.4	610.7	608.3	625.4
Dividends declared per share of Class A and Class B common stock	$0.15	$—	$0.30	$—	$—

Consolidated Balance Sheet Data

(in millions)

	As of December 31, 2010	As of September 30, 2010	As of December 31, 2009
	(unaudited)
Total assets	$22,429	$22,096	$21,900
Total debt	$6,753	$6,752	$6,773
Total Viacom stockholders’ equity	$9,472	$9,283	$8,704
Total equity	$9,450	$9,259	$8,677

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus supplement, in the accompanying prospectus and any documents incorporated by reference herein and, in particular, the risk factors described below, and described in our 2010 Form 10-K and our Q1 2011 Form 10-Q. The risks described below, and described in our 2010 Form 10-K and our Q1 2011 Form 10-Q, which are incorporated by reference herein, are considered to be the most material but are not the only ones we are facing. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

The Senior Notes Will Be Structurally Subordinated to All Obligations of Our Subsidiaries

The senior notes will not be guaranteed by our subsidiaries, and therefore they will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including claims with respect to trade payables. As of December 31, 2010, our direct and indirect subsidiaries had $432 million of indebtedness outstanding, including capital lease obligations. The indenture for the senior notes will not prohibit or limit any of our subsidiaries from incurring any indebtedness or other obligations. In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

An Active Trading Market for the Senior Notes May Not Develop or Be Sustained

The senior notes are new securities for which there currently is no market. We have not listed and do not intend to list the senior notes on any U.S. national securities exchange or quotation system. Although the underwriters have advised us that they currently intend to make a market in the senior notes after completion of the offering, they have no obligation to do so, and such market making activities may be discontinued at any time and without notice. We cannot assure you that any market for the senior notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the senior notes may be adversely affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of the senior notes after deducting the underwriting discounts and commissions and our other offering fees and expenses will be approximately $488 million. We intend to use the proceeds from this offering, after deducting fees and expenses related to this offering, to finance the partial tender offer for up to $500 million of our outstanding 6.25% senior notes due 2016 pursuant to an offer to purchase dated February 14, 2011 and, to the extent that any proceeds remain, for general corporate purposes, including the potential repayment of any borrowings under our revolving credit facility due 2013 or other outstanding indebtedness. Borrowing rates under our revolving credit facility are determined at our option at the time of each borrowing and are based generally on the London Interbank Offer Rate plus a margin based on our public debt rating, which margin can range from 0.75% to 2.0% based on our current credit rating.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest.

	Quarter Ended December 31, 2010	Nine Months Ended September 30, 2010	Year Ended December 31,
			2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	8.8x	6.1x	6.1x	4.5x	5.7x	5.4x

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2010 on an as reported basis and as adjusted for the issuance of the senior notes and the use of the net proceeds therefrom as described under “Use of Proceeds,” after deducting the underwriting discounts and commissions and the estimated offering expenses. This table should also be read together with our unaudited consolidated historical financial statements and the related notes thereto in our Q1 2011 Form 10-Q.

	At December 31, 2010
(in millions)	As Reported	As Adjusted(1)
Cash and cash equivalents(2)	$911	$829

Debt (including current portion):
Existing Senior Notes and Senior Debentures(3)	$6,321	$5,822
Commercial paper and revolving credit facility	—	—
Capital leases and other obligations	432	432
4.500% Senior Notes due 2021 offered hereby	—	492

Total debt	6,753	6,746
Redeemable noncontrolling interest	133	133
Viacom stockholders’ equity:
Class A common stock, par value $0.001 per share, 375 shares authorized; 51.6 shares outstanding	—	—
Class B common stock, par value $0.001 per share, 5,000 shares authorized; 546.8 shares outstanding	1	1
Additional paid-in capital	8,388	8,388
Treasury stock	(6,125)	(6,125)
Retained earnings(4)	7,294	7,252
Accumulated other comprehensive loss(5)	(86)	(92)

Total Viacom stockholders’ equity	9,472	9,424
Noncontrolling interests	(22)	(22)

Total equity	9,450	9,402

Total capitalization	$16,336	$16,281

(1)	To the extent that less than $500 million of our 6.25% senior notes due 2016 are tendered pursuant to the partial tender offer for such notes, the amounts in the table in the “As Adjusted” column will differ.

(2)	As adjusted reflects the reported amount plus $488 million of cash received from our issuance of $500 million of aggregate principal amount of senior notes offered hereby less the assumed cash payments of $570 million used to repurchase $500 million principal amount of our outstanding 6.25% senior notes due 2016 pursuant to the partial tender offer for such notes, which excludes the payment of accrued interest.

(3)	As adjusted reflects the reported amount minus $500 million of aggregate principal amount ($499 million carrying amount) of our 6.25% senior notes due 2016 assumed to be repurchased net of the associated amount of remaining unamortized underwriting discounts.

(4)	As adjusted reflects the reported amount less a $42 million, net of tax, loss on the extinguishment of an assumed $500 million aggregate principal amount of our 6.25% senior notes due 2016 pursuant to the partial tender offer for such notes.

(5)	As adjusted reflects the recognition of a $6 million gain on a previously settled interest rate swap resulting from the assumed extinguishment of $500 million of aggregate principal amount of our 6.25% senior notes due 2016.

DESCRIPTION OF THE SENIOR NOTES

General

The senior notes offered hereby will be issued under an indenture dated as of April 12, 2006 (the “base indenture”), as supplemented by a first supplemental indenture dated April 12, 2006, as further supplemented by a second supplemental indenture dated as of June 16, 2006, as further supplemented by a third supplemental indenture dated as of December 13, 2006, as further supplemented by a fourth supplemental indenture dated as of October 5, 2007, as further supplemented by a fifth supplemental indenture dated as of August 26, 2009, as further supplemented by a sixth supplemental indenture dated as of September 29, 2009, and as further supplemented by a seventh supplemental indenture dated as of February 22, 2011 between Viacom Inc., as issuer (in this Description of the Senior Notes, “Viacom”), and The Bank of New York Mellon, as trustee (the “Trustee”) (such supplements, together with the base indenture, the “indenture”). In this Description of the Senior Notes, “Viacom,” “we,” “us,” “our” and similar words refer to Viacom Inc. and not to any of its consolidated subsidiaries unless the context otherwise requires.

We provide information to you about the senior notes in two separate documents:

•	this prospectus supplement; and

•	the accompanying prospectus.

The following statements about the senior notes are summaries and are subject to, and qualified in their entirety by reference to, the accompanying prospectus and the indenture. See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the securities and the indenture. The following statements, therefore, do not contain all of the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the accompanying prospectus or the indenture for the definitions of such terms. The provisions of the indenture set forth the terms of the senior notes in greater detail than this prospectus supplement or the accompanying prospectus. If the statements in this prospectus supplement differ from the provisions of the indenture, the provisions of the indenture control. A copy of the base indenture was filed with the Securities and Exchange Commission as an exhibit to our current report on Form 8-K filed on April 17, 2006.

The senior notes:

•	will be unsecured senior obligations of Viacom;

•	will rank equally with all of our other unsecured senior indebtedness from time to time outstanding; and

•

will initially be limited to $500,000,000 aggregate principal amount of senior notes, which aggregate principal amounts may, without the consent of holders, be increased in the future on the same terms as to status, CUSIP number or otherwise as the senior notes being offered hereby.

The senior notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. We are not required to make any payment to a holder with respect to any tax, assessment or other governmental charge imposed (by withholding or otherwise) by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the senior notes.

Principal, Maturity and Interest

Each senior note will bear interest at a rate of 4.500% per year. Interest will be payable semi-annually in arrears on the senior notes on March 1 and September 1 of each year, beginning on September 1, 2011, each an interest payment date, and will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the senior notes will accrue from and including February 22, 2011 and will be paid to holders of record on February 15 and August 15 immediately before the respective interest payment date.

The senior notes will mature on March 1, 2021. On the maturity date of the senior notes, the holders will be entitled to receive 100% of the principal amount of the senior notes.

If any interest payment date falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment.

Ranking

The senior notes will be unsecured senior obligations of Viacom Inc. and will rank equally with all of Viacom Inc.’s existing and future unsecured senior obligations. As of December 31, 2010, Viacom Inc. had approximately $6.32 billion of indebtedness outstanding as senior notes and senior debentures, and no amounts were outstanding under its commercial paper program or revolving credit facility due 2013.

We conduct our operations through subsidiaries. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the senior notes. The senior notes will be structurally subordinated to all obligations of our subsidiaries including claims with respect to trade payables. This means that holders of the senior notes will have a junior position to the claims of creditors of our subsidiaries on the assets and earnings of such subsidiaries. As of December 31, 2010, our direct and indirect subsidiaries had $432 million of indebtedness, including capital lease obligations.

Further Issues

We may from time to time, without notice to or the consent of the holders of the senior notes currently offered hereby, create and issue further senior notes ranking equally and ratably in all respects with the senior notes, or in all respects except for the payment of interest accruing prior to the issue date or except, in some circumstances, for the first payment of interest following the issue date of those further senior notes. Any such further senior notes will be consolidated with and form a single series with the senior notes currently being offered, and will have the same terms as to status, CUSIP number or otherwise as such senior notes. Any such further senior notes will be issued pursuant to a resolution of our board of directors, a supplement to the indenture or under an officer’s certificate pursuant to the indenture.

Optional Redemption

We may redeem some or all of the senior notes at any time and from time to time, at our option, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of the principal amount, the Make-Whole Amount, if any, described below and any accrued and unpaid interest to the date of redemption. Holders of record on a record date that is on or prior to a redemption date will be entitled to receive interest due on the interest payment date.

The term “Make-Whole Amount” means the excess, if any, of (i) the aggregate present value as of the date of the redemption of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if redemption had not been made, determined by discounting, on a semiannual basis, the remaining principal and interest at the respective Reinvestment Rate described below (determined on the third business day preceding the date fixed for redemption) from the dates on which the principal and interest would have been payable if the redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the senior notes.

The term “Reinvestment Rate” means (i) the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Federal Reserve Statistical Release H.15 under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid, plus (ii) 0.20%. If no maturity exactly corresponds to the maturity, yields for the two published maturities most closely corresponding to the maturity would be so calculated and the Reinvestment Rate would be interpolated or extrapolated on a straight-line basis, rounding to the nearest month. The most recent Federal Reserve Statistical Release H.15 published prior to the date of determination of the Make-Whole Amount will be used for purposes of calculating the Reinvestment Rate.

The Make-Whole Amount will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to make the appointment at least 30 business days prior to the date of redemption, or if the institution is unwilling or unable to make the calculation, the calculation will be made by an independent investment banking institution of national standing appointed by the Trustee.

If the Reinvestment Rate is not available as described above, the Reinvestment Rate will be calculated by interpolation or extrapolation of comparable rates selected by the independent investment banking institution.

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal U.S. national securities exchange, if any, on which the senior notes are listed or, if they are not listed on a U.S. national securities exchange, by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.

On and after the redemption date, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued and unpaid interest to the redemption date on the senior notes to be redeemed on such date. If less than all of the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. Additionally, we may at any time repurchase senior notes in the open market and may hold or surrender such senior notes to the Trustee for cancellation.

Purchase of Senior Notes upon a Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event in respect of the senior notes, we will make an offer to each holder of the senior notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s senior notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Price”). Within 30 days following any Change of Control Repurchase Event in respect of the senior notes or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the senior notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the senior notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the senior notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the senior notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

(1)	accept for payment all senior notes or portions of senior notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all senior notes or portions of senior notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the senior notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of senior notes being purchased by us.

The paying agent will promptly pay, from funds deposited by us for such purpose, to each holder of senior notes properly tendered the purchase price for the senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any senior notes surrendered.

We will not be required to make an offer to repurchase the senior notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all senior notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us or one of our Affiliates;

(2)	the first day on which a majority of the members of our board of directors are not Continuing Directors;

(3)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than us, one of our subsidiaries or Redstone Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, and following such transaction or transactions, Redstone Family Members beneficially own less than 50% our Voting Stock, in each case, measured by voting power rather than number of shares; or

(4)	the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock, following which Redstone Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Below Investment Grade Rating Event” with respect to the senior notes means that the senior notes become rated below Investment Grade by all of the Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the senior notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

(1)	was a member of such board of directors on the first date that any of the senior notes were issued; or

(2)	was nominated for election or elected to our board of directors (i) with the approval of Redstone Family Members representing not less than 50% of our Voting Stock, measured by voting power rather than number of shares, or (ii) with the approval of a majority of the Continuing Directors who were members of our board at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the senior notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Redstone Family Members” includes only the following persons: (i) Mr. Sumner Redstone, (ii) the estate of Mr. Redstone; (iii) each descendant of Mr. Redstone or spouse or former spouse of Mr. Redstone and their respective estates, guardians, conservators or committees; (iv) any spouse or former spouse of Mr. Redstone; (v) each “Family Controlled Entity” (as defined below); and (vi) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below). The term “Family Controlled Entity” means (i) any not-for-profit corporation if more than 50% of its board of directors is composed of Redstone Family Members; (ii) any other corporation if more than 50% of the value of its outstanding equity is owned by Redstone Family Members; (iii) any partnership if more than 50% of the value of its partnership interests are owned by Redstone Family Members; and (iv) any limited liability or similar company if more than 50% of the value of the company is owned by Redstone Family Members. The term “Family Controlled Trust” includes certain trusts existing on February 14, 2011 and any other trusts the primary beneficiaries of which are Redstone Family Members, spouses of Redstone Family Members and/or charitable organizations, provided that if the trust is a wholly charitable trust, more than 50% of the trustees of such trust consist of Redstone Family Members.

“Fitch” means Fitch Ratings, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)	each of Moody’s, S&P and Fitch; and

(2)	if any of Moody’s, S&P or Fitch ceases to rate the senior notes or fails to make a rating of the senior notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

An “Affiliate” of Viacom means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Viacom, or directly or indirectly controlled by a Redstone Family Member.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the senior notes.

The Trustee, Security Registrar and Paying Agent

The Bank of New York Mellon, acting through its principal corporate trust office at 101 Barclay Street, 8W, New York, New York, 10286 is the Trustee for the senior notes and is the security registrar and paying agent for the senior notes. Principal and interest will be payable, and the senior notes will be transferable, at the office of the paying agent and security registrar. We may, however, pay interest by check mailed to registered holders of the senior notes. At the maturity of the senior notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such senior notes at the office of the Trustee.

Events of Default

See “Description of Debt Securities — Defaults and Remedies” in the accompanying prospectus.

Application of Defeasance Provision

The accompanying prospectus contains a section entitled “Description of Debt Securities — Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. Those provisions will apply to the senior notes.

To effect full defeasance or covenant defeasance of the senior notes, we would be required to deliver to the Trustee an opinion of counsel to the effect that the deposit of money or U.S. government obligations in the trust created when we elect full defeasance or covenant defeasance will not cause the holders of the affected series of securities to recognize income, gain or loss for federal income tax purposes.

Book Entry, Delivery and Form

The senior notes will be issued in the form of one or more fully registered global securities (each a “Global Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”) and registered in the name of Cede & Co., the Depositary’s nominee. We will not issue senior notes in certificated form except in certain circumstances. Beneficial interests in the Global Securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary (the “Depositary Participants”). Investors may elect to hold interests in the Global Securities through either the Depositary (in the United States), or Clearstream Banking Luxembourg (“Clearstream Luxembourg”), or Euroclear (in Europe) if they are participants in those systems, or, indirectly through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg and Euroclear Bank S.A./N.V. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the Global Securities will be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Securities may be transferred, in whole but not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (which may include the underwriters of the senior notes), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Access to the Depositary’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations, known as Clearstream Luxembourg participants, and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg participants through electronic book-entry changes in accounts of Clearstream Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters of the senior notes or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg participant either directly or indirectly.

Distributions with respect to the senior notes held beneficially through Clearstream Luxembourg will be credited to the cash accounts of Clearstream Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear has advised us that it was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the senior notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to senior notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. Depositary for Euroclear.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the senior notes in definitive form in exchange for the entire Global Security representing such senior notes. In this case, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of senior notes represented by such Global Security equal in principal amount to such beneficial interest and to have such senior notes registered in its name.

Title to book-entry interests in the senior notes will pass by book-entry registration of the transfer within the records of Clearstream Luxembourg, Euroclear or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the senior notes may be transferred within Clearstream Luxembourg and within Euroclear and between Clearstream Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream Luxembourg and Euroclear. Book-entry interests in the senior notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the senior notes among Clearstream Luxembourg and Euroclear and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream Luxembourg, Euroclear and the Depositary.

Global Clearance and Settlement Procedures

Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between Depositary Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Luxembourg participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream Luxembourg participants or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving the senior notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of the senior notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits, or any transactions in the senior notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream Luxembourg participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of senior notes by or through a Clearstream Luxembourg participant or a Euroclear participant to a Depositary Participant will be received with value on the business day of settlement in the Depositary but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

EUROPEAN UNION DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

The European Union has adopted a Directive regarding the taxation of savings income. The Directive provides for member states of the European Union (each, a “Member State,” and together, “Member States”) to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes to the holders of senior notes that purchase the senior notes in this offering at their initial offering price, and that hold senior notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). This summary does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, such as certain financial institutions, insurance companies, tax-exempt organizations, partnerships and other pass-through entities, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar, persons holding the senior notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Persons considering the purchase of the senior notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and any other tax laws, including gift and estate tax liability, as may be applicable to their particular situations.

Viacom believes that the senior notes constitute indebtedness for U.S. federal income tax purposes, and the following discussion assumes such treatment. No ruling has been or will be obtained from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax treatment of the senior notes, and no assurances can be given that the IRS will not take a contrary position.

As used in this section, a “U.S. Holder” means a beneficial owner of senior notes that is, for U.S. federal income tax purposes, a U.S. person. For this purpose, a “U.S. person” means (i) any individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may elect to continue to be treated as U.S. persons.

A “Non-U.S. Holder” is a beneficial owner of senior notes that is neither a U.S. person nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes. If a holder of the senior notes is a partnership or other entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold senior notes, and partners in such partnerships, should consult their own tax advisors.

Tax Consequences to U.S. Holders

Payments of Stated Interest

Stated interest on the senior notes will generally be taxable to a U.S. Holder as ordinary interest income at the time any such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Viacom believes that the potential for payment of premium upon a Change of Control Repurchase Event is remote or incidental. Accordingly, Viacom does not intend to treat the potential payment of such premium as part of the yield to maturity of the securities. Viacom’s determination that this contingency is remote or incidental is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. The IRS may take a different position, which could require a U.S. Holder to accrue income on its securities in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a security before the resolution of these contingencies. In the event such a Change of Control Repurchase Event occurs, it would affect the amount and timing of the income recognized by a U.S. Holder.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Senior Notes

A U.S. Holder will recognize gain or loss on the sale, taxable exchange, redemption, retirement or other taxable disposition of a senior note in an amount equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in gross income) and the U.S. Holder’s adjusted tax basis in the senior note. Such gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the senior note for more than one year. A U.S. Holder’s adjusted tax basis in a senior note generally will be the cost of such senior note, less any prior principal payments received by such U.S. Holder. Under current law, long-term capital gains of certain U.S. Holders (including individuals) generally are eligible for reduced rates of U.S. federal income tax, which rates are currently scheduled to increase on January 1, 2013. The deductibility of capital losses is subject to limitations under the Code.

Tax Consequences to Non-U.S. Holders

Under present U.S. federal income tax law, and subject to the discussion below concerning backup withholding:

(a)	payments of interest on the senior notes by Viacom or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Viacom entitled to vote, (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to Viacom through stock ownership, (iii) such holder is not a bank that received such senior notes in an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) the requirement to certify such holder’s non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code and under applicable Treasury Regulations, has been fulfilled with respect to the beneficial owner, as discussed below; and

(b)	a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of senior notes, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States, or, generally, such individual has a “tax home” in the United States or (ii) such gain is effectively connected with the holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder).

The certification requirement referred to in subparagraph (a) will be fulfilled if the Non-U.S. Holder certifies on IRS Form W-8BEN or successor form under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and provides its name and address, and (i) such Non-U.S. Holder files such Form W-8BEN or successor form with the withholding agent or (ii) in the case of senior notes held on behalf of the beneficial owner by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof, and otherwise complies with the applicable IRS requirements.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the senior notes (or gain realized on their sale, taxable exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. “permanent establishment” maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on such effectively connected interest (or gain), generally in the same manner as if it were a U.S. Holder. See “Tax Consequences to U.S. Holders” above. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on its earnings and profits for the taxable year attributable to such effectively connected interest (or gain), subject to certain adjustments.

Backup Withholding and Information Reporting

U.S. Holders

Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, interest, or proceeds of sales or other dispositions to noncorporate U.S. Holders. In addition, a backup withholding tax will apply to such payments (currently at a rate of 28%) if the noncorporate U.S. Holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. Backup withholding is not additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest payments made to a Non-U.S. Holder will generally be reported to such Non-U.S. Holder and to the IRS on Form 1042-S or any successor form. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty.

Backup withholding will not apply to payments made on the senior notes if the certifications required by Sections 871(h) and 881(c) of the Code as described above in “Tax Consequences to Non-U.S. Holders” are properly submitted, provided that Viacom or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person. Under current Treasury Regulations, payments on the sale, taxable exchange, redemption, retirement, or other taxable disposition of senior notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders of the senior notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the Non-U.S. Holder files a U.S. federal income tax return and the required information is timely furnished to the IRS.

UNDERWRITING

We intend to offer the senior notes through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the senior notes listed opposite their names below.

Underwriter	Senior Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$133,400,000
Morgan Stanley & Co. Incorporated	133,300,000
Wells Fargo Securities, LLC	133,300,000
Mizuho Securities USA Inc.	20,000,000
UBS Securities LLC	20,000,000
Goldman, Sachs & Co.	15,000,000
SMBC Nikko Capital Markets Limited	15,000,000
Banca IMI S.p.A	10,000,000
The Williams Capital Group, L.P.	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000

Total	$500,000,000

The underwriters have agreed to purchase all of the senior notes sold pursuant to the underwriting agreement if any of such senior notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint book-running managers, in covering syndicate short positions or making stabilization purchases, repurchase notes originally sold by that syndicate member.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering prices on the cover page of this prospectus supplement. After the initial public offering, the public offering prices, concessions and discounts may be changed.

The expenses of the offering, not including the underwriting discounts and commissions, are estimated to be approximately $1,000,000 and are payable by us.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

	Per Senior Note	Total
Senior notes	0.450%	$2,250,000

Trading of Senior Notes

The senior notes are a new issue of securities with no established trading market. We have not listed and do not intend to list the senior notes on any U.S. national securities exchange or quotation system.

We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the senior notes. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the senior notes. Specifically, the underwriters may sell a principal amount of senior notes greater than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of senior notes available for purchase by the underwriters. The underwriters can close out a covered short sale by purchasing senior notes in the open market. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, senior notes in the open market to stabilize the price of the senior notes. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or in the future may receive, customary fees and commissions for these transactions.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Securities, Inc. (“SMBC-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC-SI have entered into an agreement pursuant to which SMBC-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC-SI, SMBC Nikko Capital Markets Limited will pay to SMBC-SI a mutually agreed fee.

Banca IMI S.p.A. is not a U.S. registered broker-dealer and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Conflicts of Interest

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC are, and affiliates of certain other underwriters may be, lenders under our revolving credit facility due 2013. As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to repay a portion of any borrowings outstanding under our revolving credit facility due 2013. Because more than 5% of the proceeds of this offering, not including underwriting discounts and commissions, may be received by affiliates of certain of the underwriters in this offering, this offering is being conducted in compliance with the requirements of FINRA Rule 5121, as administered by the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Wells Fargo Securities, LLC are acting as dealer managers in connection with the partial tender offer for our 6.25% senior notes due 2016 pursuant to an offer to purchase dated February 14, 2011.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the senior notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such senior notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of senior notes referred to in (a) to (c) above shall require the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe to the senior notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Viacom has not authorized and does not authorize the making of any offer of senior notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the senior notes as contemplated in this prospectus supplement. Accordingly, no purchaser of senior notes, other than the underwriters, is authorized to make any further offer of the senior notes on behalf of Viacom or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively. Information about us is also available at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	Our Transition Report on Form 10-K for the nine months ended September 30, 2010 (filed November 12, 2010);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010 (filed February 3, 2011); and

•	Our Current Reports on Form 8-K filed on October 13, 2010 and November 9, 2010.

You may obtain a copy of this information at no cost, by writing or telephoning us at the following address:

Viacom Inc.

1515 Broadway

52nd Floor

New York, New York 10036

Attn: Investor Relations

Phone Number: (212) 258-6000

LEGAL MATTERS

The validity of the securities to be offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York, and for the underwriters by Hughes Hubbard & Reed LLP, New York, New York. Hughes Hubbard & Reed LLP has from time to time performed legal services for Viacom including its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Transition Report on Form 10-K for the nine months ended September 30, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VIACOM INC.

Debt Securities

Preferred Stock

Class A Common Stock

Class B Common Stock

Warrants

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell, from time to time, in one or more offerings and series, together or separately:

•	debt securities;

•	preferred stock;

•	voting Class A Common Stock;

•	non-voting Class B Common Stock; and

•	warrants representing rights to purchase debt securities or preferred stock.

The debt securities and preferred stock may be convertible into Class B Common Stock.

Our voting Class A Common Stock and non-voting Class B Common Stock are listed and traded on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively.

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page i of this prospectus.

When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2009.

RISK FACTORS

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing the “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation by Reference.”

In this prospectus we use the terms “Viacom,” “we,” “us,” and “our” and similar words to refer to Viacom Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires. References to “securities” include any security that we might offer under this prospectus or any prospectus supplement. References to “$” and “dollars” are to United States dollars.

You should rely only on the information contained or incorporated by reference in this prospectus, in the related prospectus supplement and in any free writing prospectus that we have authorized. Viacom has not authorized anyone to provide you with different information. If anyone provides you with different, inconsistent or additional information, you should not rely on it. Viacom is not making an offer of these securities in any

i

jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference into this prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since such date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov. Our Class A common stock and Class B common stock are listed on the New York Stock Exchange under the symbols “VIA” and “VIA.B,” respectively. Information about us is also available at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including filings made after the date of this prospectus and until the offering of the particular securities covered by a prospectus supplement has been completed.

We are “incorporating by reference” specified documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference:

(a)	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed February 12, 2009);

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 (filed April 30, 2009), June 30, 2009 (filed July 28, 2009) and September 30, 2009 (filed November 3, 2009);

(c)	Our Current Reports on Form 8-K, filed May 5, 2009, June 5, 2009 (Item 5.03), June 5, 2009 (Item 5.02), August 25, 2009, August 26, 2009, September 3, 2009, September 30, 2009, October 2, 2009 and October 20, 2009;

(d)	Our definitive Proxy Statement filed April 17, 2009; and

(e)	The description of our Class A Common Stock and Class B Common Stock contained on Form 8-A filed on November 23, 2005.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our website as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our internet website is located at www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement. You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036, Attn: Investor Relations, Telephone Number: (212) 258-6000.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain both historical and forward-looking statements. All statements which are not statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements generally can be identified by the use of statements that include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: the worsening of current economic conditions generally, and in advertising and retail markets in particular; the public acceptance of our programs, motion pictures and games on the various platforms on which they are distributed; competition for audiences and distribution; technological developments and their effect in our markets and on consumer behavior; fluctuations in our results due to the timing, mix and availability of our motion pictures and games; changes in the Federal communications laws and regulations; the impact of piracy; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the SEC, including but not limited to our Annual Report on Form 10-K and our reports on Form 10-Q and Form 8-K incorporated by reference herein and in the section entitled “Risk Factors” on page i of this prospectus. The forward-looking statements included or incorporated by reference in this prospectus are made only as of the dates of the respective documents, and, under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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THE COMPANY

We are a leading global entertainment content company. We engage audiences on television, motion picture, Internet, mobile and video game platforms through many of the world’s best known entertainment brands, including MTV: Music Television®, MTV2®, VH1®, VH1 Classic™, CMT®:Country Music Television™, Logo®, Nickelodeon®, Nick at Nite®, Nick Jr.®, TeenNick®, COMEDY CENTRAL®, Spike TV®, TV Land™, BET®, Rock Band®, mtvU®, MTV Tr3s®, Nicktoons®, AddictingGames®, Atom®, Neopets®, Shockwave®, Paramount Pictures®, Paramount Vantage™, Paramount Classics™, MTV Films® and Nickelodeon Movies™.

We were organized as a Delaware corporation in 2005 and our principal offices are located at 1515 Broadway, New York, New York 10036. Our telephone number is (212) 258-6000 and our internet website is located at www.viacom.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the proceeds, net of transaction costs, from the sale of our securities for general corporate purposes, including, but not limited to, repayment of borrowings, working capital, acquisitions, capital expenditures and discretionary share repurchases. We will not receive any of the proceeds from the sale of securities by any selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for equity in earnings or losses of affiliate companies, plus distributed income of equity affiliates and fixed charges. Fixed charges are defined as interest expense and one-third of gross rent expense relating to operating leases, which is deemed to be representative of interest. For the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006, fixed charges include interest expense on indebtedness outstanding during that period. For periods ended December 31, 2005 and prior, indebtedness, other than certain capital lease obligations, was not transferred to Viacom as it remained at CBS Corporation. Accordingly, debt service cost is not reflected in periods prior to the year ended December 31, 2006.

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges	4.5x	4.4x	5.8x	5.4x	34.9x	40.7x

DESCRIPTION OF DEBT SECURITIES

The following description of Viacom’s debt securities to be issued under the Indenture (as defined below) summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, the Indenture. Viacom will describe the specific terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized in this description may apply to any series of its debt securities in the prospectus supplement relating to that series. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Viacom may issue its debt securities from time to time, in one or more series under a base indenture dated as of April 12, 2006, between Viacom and The Bank of New York Mellon, formerly known as The Bank of New York, as trustee, or another trustee named in a prospectus supplement. We refer to this indenture, as supplemented by one or more applicable supplemental indentures, as the “Indenture.” The trustee under the Indenture is called the “Trustee.”

The Indenture does not limit the amount of debt securities that may be issued thereunder. The Indenture provides that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom.

General

Viacom may issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale. Viacom may issue debt securities in one or more series with the same or various maturities and at the same or various prices including at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from the stated principal amount. Viacom will describe the material United States federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

You should refer to the prospectus supplement for the following terms of the debt securities offered by this registration statement:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which Viacom will issue the debt securities;

•	the date(s) on which the debt securities will mature;

•	the annual interest rate(s) of the debt securities, or the method of determining the rate(s);

•	the date(s) on which any interest will be payable, the date(s) on which payment of any interest will commence and the regular record date(s) for the payment of interest;

•	the terms of any mandatory or optional redemption(s), including any provisions for sinking, purchase or other similar funds or repayment options;

•	the currency unit(s) for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•

if the currency unit(s) for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom’s election or the purchaser’s election, the manner in which the election may be made;

•

if the amount of payments on the debt securities is determined by an index based on one or more currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts will be determined;

•

the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•

the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, indebtedness or other debt or equity securities of any person, including Viacom;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the Indenture.

If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material United States federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

Unless specified otherwise in a prospectus supplement, the principal of, premium, if any, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable Trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the Trustee, Viacom or its agents.

Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

Viacom’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation, reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom’s claims as a creditor of the subsidiary may be recognized.

Ranking

Any senior debt securities will be senior unsecured obligations of Viacom and will rank equally in right of payment with all of Viacom’s other unsecured and unsubordinated indebtedness from time to time outstanding.

Any senior subordinated debt securities will be senior unsecured subordinated obligations of Viacom and will be subordinated in right of payment to Viacom’s senior indebtedness.

Any debt securities will be effectively subordinated to any secured indebtedness of Viacom to the extent of the value of the assets securing such indebtedness. The Indenture does not limit the amount of debt that Viacom or its subsidiaries can incur.

In addition, Viacom conducts its operations through subsidiaries, which generate a substantial portion of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Viacom to obtain cash required to pay Viacom’s debt service obligations, including payments on the debt securities. The debt securities (whether senior or subordinated obligations of Viacom) will be structurally subordinated to all obligations of Viacom’s subsidiaries including claims with respect to trade payables. This means that holders of the debt securities of Viacom will have a junior position to the claims of creditors of Viacom’s subsidiaries on the assets and earnings of such subsidiaries. As of September 30, 2009, Viacom’s direct and indirect subsidiaries had $327 million of indebtedness, including capital lease obligations.

Global Securities

Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may only be transferred among the depositary, its nominees and any successors.

The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities, or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through these participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of depositary participants; and

•	the records of depositary participants, with respect to interests of persons other than depositary participants.

So long as the depositary for a global security or its nominee is the registered owner of that global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable debt indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive, or be entitled to receive, physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the Indenture governing the debt securities.

Further Issues

Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened without the consent of the holders for issuances of additional debt securities of such series.

Payment and Paying Agents

Any payments of principal, premium or interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Viacom, the Trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Viacom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

Merger, Consolidation or Sale of Assets

Under the terms of the Indenture, Viacom generally would be permitted to consolidate or merge with another entity or to sell all or substantially all of our respective assets to another entity, subject to Viacom meeting all of the following conditions:

•	the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the debt securities;

•	immediately following the consolidation, merger, sale or conveyance, no Event of Default (as defined below) shall have occurred and be continuing;

•	the surviving entity to the transaction must be a corporation organized under the laws of the United States or a state of the United States;

•	Viacom must deliver certain certificates and documents to the Trustee; and

•	Viacom must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

We may merge or consolidate with, or sell all or substantially all of our assets to any of our Subsidiaries.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the Indenture and Viacom shall be discharged from all of its obligations under the Indenture.

Limitations on Liens

We covenant in the Indenture that we will not create, assume or permit any Lien on any of our properties or assets, unless we secure the debt securities at least equally and ratably to the secured Indebtedness. The foregoing only applies to Liens that in the aggregate exceed 15% of our total consolidated assets, reduced by the Attributable Debt related to any permitted sale and leaseback arrangement. See “—Limitations on Sale and Leaseback Transactions” below. The restrictions do not apply to Capitalized Leases or Indebtedness that is secured by:

•	Liens existing on the date such debt securities are issued;

•	Liens on any property or any Indebtedness of a person existing at the time the person becomes a Subsidiary (whether by acquisition, merger or consolidation);

•	Liens in favor of us or our Subsidiaries; and

•	Liens existing at the time of acquisition of the assets secured thereby and purchase money Liens.

The restrictions do not apply to extensions, renewals or replacements of any of the foregoing types of Liens.

Limitations on Sale and Leaseback Transactions

We covenant in the Indenture that neither we nor any Restricted Subsidiary will enter into any arrangement with any person to lease a Principal Property (except for any arrangements that exist on the date the debt securities are issued or that exist at the time any person that owns a Principal Property becomes a Restricted Subsidiary) that has been or is to be sold by us or the Restricted Subsidiary to the person unless:

•	the sale and leaseback arrangement involves a lease for a term of not more than three years;

•	the sale and leaseback arrangement is entered into between us and any Subsidiary or between our Subsidiaries;

•

we or the Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property at least equal in amount to the Attributable Debt permitted pursuant to the first paragraph under “—Limitations on Liens” without having to secure equally and ratably the debt securities;

•

the proceeds of the sale and leaseback arrangement are at least equal to the fair market value (as determined by our Board of Directors in good faith) of the property and we apply within 180 days after the sale an amount equal to the greater of the net proceeds of the sale or the Attributable Debt associated with the property to (i) the retirement of long-term debt for borrowed money that is not subordinated to the debt securities and that is not debt to us or a Subsidiary, or (ii) the purchase or development of other comparable property; or

•	the sale and leaseback arrangement is entered into within 180 days after the initial acquisition of the Principal Property subject to the sale and leaseback arrangement.

The term “Attributable Debt,” with regard to a sale and leaseback arrangement of a Principal Property, is defined in the Indenture as an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our Board of Directors); or (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the Indenture.

The term “Principal Property” is defined in the Indenture to include any parcel of our or our Restricted Subsidiaries’ real property and related fixtures or improvements located in the United States, the aggregate book value of which on the date of determination exceeds $1.5 billion. The term “Principal Property” does not include any telecommunications equipment or parcels of real property and related fixtures or improvements that are determined in good faith by our Board of Directors not to be of material importance to our and our Subsidiaries’ total business. As of the date of this prospectus, neither we nor any of our Subsidiaries own any Principal Property.

Defaults and Remedies

Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

The term “Event of Default” in respect of the debt securities of a particular series means any of the following:

•	Viacom does not pay interest on a debt security of such series within 30 days of its due date;

•	Viacom does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

•

Viacom remains in breach of a covenant or warranty in respect of the Indenture for 60 days after Viacom receives a written notice of default; such notice must be sent by either the Trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

•	Viacom files for bankruptcy, or other events of bankruptcy specified in the Indenture occur.

If an Event of Default has occurred, the Trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount of (and premium, if any), and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the Trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the Indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the Trustee.

Except in cases of default, where the Trustee has special duties, the Trustee is not required to take any action under the Indenture at the request of holders unless the holders offer the Trustee reasonable protection from expenses and liability satisfactory to the Trustee. If a reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances specified in the Indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

Before holders are allowed to bypass the Trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

•	holders must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•

holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity satisfactory to the Trustee against the cost and other liabilities of taking that action;

•	the Trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

•

holders of a majority in principal amount of the debt securities of a series must not have given the Trustee a direction inconsistent with the above notice for a period of 60 days after the Trustee has received the notice.

Holders are, however, entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indenture

The Indenture provides that Viacom and the Trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Viacom’s covenants;

•	adding additional events of default;

•	changing or eliminating any provisions of the Indenture so long as there are no holders entitled to the benefit of the provisions;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the Indenture or making any other provisions with respect to matters or questions arising under the Indenture.

With specific exceptions, the Indenture or the rights of the holders of the debt securities may be modified by Viacom and the Trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding; however, no modification may be made without the consent of the holders of each outstanding debt security affected, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	change the terms of any sinking fund with respect to any debt security;

•	reduce the principal amount of any debt security, or the interest thereon, or any premium on any debt security upon redemption or repayment at the option of the holder;

•	change any obligation of Viacom to pay additional amounts;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

•

reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, any waiver of compliance with provisions of the Indenture or specific defaults and their consequences provided for in the Indenture, or otherwise modify the sections in the Indenture relating to these consents.

Defeasance and Covenant Defeasance

Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to a series of the debt securities (except as otherwise provided in the Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”), upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the Trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

Viacom may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the debt securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) of the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Title

We, the Trustee and any agent of ours may treat the registered owner of any registered debt security as the absolute owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Replacement of Debt Securities

We will replace any mutilated debt security at the expense of the holders upon surrender to the Trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the Trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the Trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Viacom will identify the Trustee in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the debt securities issued under the Indenture may remove the Trustee and appoint a successor trustee. The Trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the Trustee. The Trustee and any successor trustee must be eligible to act as trustee under Section 310(a)(1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the Trustee may also serve as trustee under other indentures relating to securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial Trustee under the Indenture is The Bank of New York Mellon, formerly known as The Bank of New York.

Subordination

In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of any senior subordinated debt securities summarizes the additional terms and provisions of such senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom’s senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

Any senior subordinated debt securities will be subordinated in right of payment to Viacom’s senior indebtedness to the extent set forth in the applicable prospectus supplement.

The payment of the principal of, premium, if any, and interest on any senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom’s senior indebtedness. Viacom may not make payment of principal, premium, if any, sinking funds or interest, if any, on any senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on all senior indebtedness has been made or duly provided for.

For purposes of the description of any senior subordinated debt securities, the term “Senior Indebtedness” of Viacom means all indebtedness of Viacom, except (a) Indebtedness that, pursuant to its terms, is subordinated in right of payment to other Indebtedness and (b) Indebtedness evidenced by an instrument that expressly provides that such Indebtedness is not Senior Indebtedness. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include any liability for taxes owed or owing by Viacom or any trade payables.

Certain Definitions

The following definitions are applicable to the Indenture:

“Capitalized Lease” means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment (other than in respect of telecommunications equipment including, without limitation, satellite transponders) acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” of any person means, without duplication, (i) any obligation of such person for money borrowed; (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments; (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness; (iv) any obligation of such person under Capitalized Leases; and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that “Indebtedness” of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Restricted Subsidiary” means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a state of the United States, and which owns a Principal Property.

“Subsidiary” of any person means (i) a corporation a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions).

DESCRIPTION OF PREFERRED STOCK

The following description sets forth certain general terms of preferred stock that Viacom may offer. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom’s amended and restated certificate of incorporation, and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

Terms of the Preferred Stock

Under Viacom’s amended and restated certificate of incorporation, Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The Board of Directors of Viacom has the authority, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by the Board of Directors. As of October 21, 2009, there were no shares of Viacom’s preferred stock issued and outstanding.

The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

•	the designation, stated value, liquidation preference and number of shares offered;

•	the offering price(s);

•

the dividend rate(s), or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	any voting rights;

•	whether the preferred stock will be issued in certificated or book-entry form;

•	whether the preferred stock will be listed on a national securities exchange;

•	information with respect to any book-entry procedures;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the preferred stock; and

•

any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the amended and restated certificate of incorporation.

The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities that Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. Each series of preferred stock will rank senior to the common stock and any other stock of Viacom that is expressly made junior to that series of preferred stock. However, the Board of Directors may not issue any preferred stock, or preferred stock that is convertible into or exchangeable for other securities, that, in the aggregate with all other outstanding shares of preferred stock, could elect a majority of the Board of Directors, unless such issuance has been approved by the holders of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class.

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

Viacom’s rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

Unless otherwise specified in the prospectus supplement, holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered. Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable as specified in the applicable prospectus supplement. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of Viacom or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period.

No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

•	in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

•	in the case of noncumulative preferred stock, the immediately preceding dividend period.

When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

Except as provided in the immediately preceding paragraph or the applicable prospectus supplement, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation. Other than in connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

Unless otherwise specified in the applicable prospectus supplement, upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will not be entitled to any other payments.

Redemption

If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

If less than all outstanding shares of a series of preferred stock is to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as required by law.

Conversion or Exchange Rights

The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

DESCRIPTION OF COMMON STOCK

The authorized common stock of Viacom as set forth in its amended and restated certificate of incorporation includes 375,000,000 shares of Viacom Class A Common Stock, par value $0.001 per share, and 5,000,000,000 shares of Viacom Class B Common Stock, par value $0.001 per share. Viacom is registering with the SEC shares of Viacom Class A Common Stock and Class B Common Stock, which may be offered by Viacom or one or more selling security holders to be identified in a prospectus supplement. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

The descriptions set forth below and in any prospectus supplement are not complete, and are subject to, and qualified in their entirety by reference to, Viacom’s amended and restated certificate of incorporation and bylaws and the Delaware General Corporation Law.

General

All issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and the holders of such shares are entitled to the same rights and privileges, except as provided in Viacom’s amended and restated certificate of incorporation as described below.

As of October 21, 2009, there were 52,341,470 shares of Viacom Class A Common Stock issued and outstanding and 554,661,620 shares of Viacom Class B Common Stock issued and outstanding.

Voting Rights. Holders of Viacom Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of Viacom common stock are entitled to vote and the affirmative vote of a majority of the outstanding shares of Viacom Class A Common Stock, voting separately as a class, is necessary to approve any merger or consolidation of Viacom pursuant to which shares of Viacom common stock are converted into or exchanged for any other securities or consideration.

Holders of Viacom Class B Common Stock do not have any voting rights, except as required by Delaware law.

Generally, all matters to be voted on by the stockholders of Viacom must be approved by a majority of the aggregate voting power of the shares of capital stock of Viacom present in person or represented by proxy, except as required by Delaware law.

Dividends. Holders of Viacom Class A Common Stock and Viacom Class B Common Stock share ratably in any cash dividend declared by the Board of Directors, subject to any preferential rights of any outstanding preferred stock. If the Board of Directors declares a dividend of any securities of Viacom or another entity, the Board of Directors will determine whether the holders of Viacom Class A Common Stock and Viacom Class B Common Stock are to receive identical securities or to receive different classes or series of securities, but only to the extent such differences are consistent in all material respects with any differences between Viacom Class A Common Stock and Viacom Class B Common Stock.

Conversion. So long as there are 5,000 shares of Viacom Class A Common Stock outstanding, each share of Viacom Class A Common Stock is convertible at the option of the holder of such share into one share of Viacom Class B Common Stock.

Liquidation Rights. In the event of a liquidation, dissolution or winding-up of Viacom, all holders of Viacom common stock, regardless of class, are entitled to share ratably in any assets available for distributions to holders of shares of Viacom common stock subject to the preferential rights of any outstanding preferred stock.

Split, Subdivision or Combination. In the event of a split, subdivision or combination of the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom common stock will be divided proportionally.

Preemptive Rights. Shares of Viacom Class A Common Stock and Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Board of Directors possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further stockholder action, subject to the requirements of applicable law and stock exchanges. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

Other Rights. Viacom’s amended and restated certificate of incorporation provides that Viacom may prohibit the ownership of, or redeem, shares of its capital stock in order to ensure compliance with, or prevent the applicability of limitations imposed by, the requirements of U.S. laws or regulations applicable to specified types of media companies.

DESCRIPTION OF WARRANTS

The following description sets forth certain general terms of warrants that Viacom may offer. Viacom may issue warrants for the purchase of its debt securities or shares of preferred stock. Warrants may be issued independently or together with any debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into among Viacom and The Bank of New York Mellon, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The description set forth below and in any prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to, any warrant agreement pursuant to which warrants may be issued. References to “Viacom” in this description are references to Viacom Inc. and not its consolidated subsidiaries, unless the context otherwise requires.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency unit(s) for which warrants may be purchased;

•	the designation, aggregate principal amount, currency unit(s) and terms of debt securities which may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	if applicable, the designation and terms of debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each debt security or share of preferred stock;

•	if applicable, the date on and after which the warrants and the related debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of any material United States federal income tax and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations. If in registered form, the warrants may be presented for registration of transfer. The warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on debt securities purchasable upon the exercise or to enforce the covenants in the applicable indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

Each warrant will entitle the holder to purchase a principal amount of debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each preferred stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, or a combination, subdivision or reclassification of preferred stock. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the preferred stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the directors or any other matter, or to exercise any rights whatsoever as its shareholders, with respect to Viacom.

PLAN OF DISTRIBUTION

We, or one or more selling security holders to be identified in a prospectus supplement, may offer and sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name(s) of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•

the offering price of the securities and the proceeds to us or the selling security holders, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or one or more selling security holders may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we or one or more selling security holders pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We or one or more selling security holders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom or one or more selling security holders, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or one or more selling security holders, as the case may be, pay for soliciting these contracts.

Agents and underwriters may be entitled to indemnification by us and/or any selling security holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon under United States law for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements referred to above have not been restated to reflect the adoption of new guidance issued by the Financial Accounting Standards Board which establishes and provides accounting and reporting standards for the noncontrolling interest in a consolidated subsidiary and for the deconsolidation of a subsidiary (formerly known as Statement of Financial Accounting Standard No. 160, Noncontrolling Interest in Consolidated Financial Statements — an amendment of ARB No. 51, (“FAS 160”)) and the guidance for redeemable securities (formerly known as Emerging Issues Task Force Topic D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”)).

$500,000,000

VIACOM INC.

4.500% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

February 14, 2011

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Co-Managers

Mizuho Securities USA Inc.	UBS Investment Bank

Goldman, Sachs & Co.	SMBC Nikko

Banca IMI	The Williams Capital Group, L.P.	US Bancorp